Exhibit 99.2

Consent Solicitation Statement

of

BWAY HOLDING COMPANY

Solicitation of Waivers and Consents Relating to

10% Senior Notes due 2018

CUSIP No. 12429TAB0

THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON OCTOBER 12, 2012. THE COMPANY RESERVES THE RIGHT TO TERMINATE OR EXTEND THE CONSENT SOLICITATION WITH RESPECT TO THE PROPOSED COC AMENDMENTS (AS DEFINED BELOW) IN ITS SOLE DISCRETION. THE TERM “EXPIRATION DATE” SHALL MEAN THE TIME AND DATE ON OR TO WHICH THE CONSENT SOLICITATION IS SO EXPIRED, TERMINATED OR EXTENDED.

BWAY Holding Company, a Delaware corporation (“BWAY” or the “Company”), hereby solicits (the “Consent Solicitation”) consents (“Consents”) from each registered holder (each a “Holder” and, collectively the “Holders”) of the Company’s 10% Senior Notes due 2018 (the “Notes”), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement (as the same may be amended or supplemented from time to time, this “Consent Solicitation Statement”) and in the accompanying Consent Letter (the “Consent Letter” and, together with this Consent Solicitation Statement, the “Solicitation Documents”), to the Proposed COC Amendments (as defined below) to the Indenture, dated as of June 16, 2010, as heretofore amended or supplemented (the “Indenture”), among the Company, the guarantors named therein (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), under which the Notes were issued. All capitalized terms used herein but not defined in this Consent Solicitation Statement have the meaning ascribed to them in the Indenture.

BOE Intermediate Holding Corporation, a Delaware corporation (the “Buyer”), has entered into an Agreement and Plan of Merger, dated as of October 2, 2012 (the “Merger Agreement”), with BOE Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Buyer (“Merger Sub”), BWAY Parent Company, Inc., a Delaware corporation and the Company’s indirect parent (“BWAY Parent”), and Madison Dearborn Capital Partners VI-A, L.P., a Delaware limited partnership solely in its capacity as representative set forth therein, pursuant to which the Buyer has agreed to: acquire all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of BWAY Parent upon the terms and subject to the conditions set forth in the Merger Agreement, pursuant to a merger of Merger Sub with and into BWAY Parent (the “Merger”) with BWAY Parent surviving the Merger as a direct wholly-owned subsidiary of Buyer, and an indirect wholly-owned subsidiary of BOE Holding Corporation, a Delaware corporation (“Holdings”). All of the equity interests in Holdings are currently owned, directly or indirectly, by certain equity funds managed by Platinum Equity, LLC (“Platinum”) and certain of its affiliates. Under the Indenture, the completion of the Merger would constitute a Change of Control (as such term is defined in the Indenture) and therefore would require the Company to make a Change of Control Offer (as such term is defined in the Indenture) to each Holder to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes purchased, plus accrued and unpaid interest to the date of purchase. The effectiveness of the Proposed COC Amendments is not a condition to the completion of the Merger or the other transactions contemplated by the Merger Agreement.

The Company is soliciting Consents to: (a) amend the defined term “Change of Control” to provide that the Merger will not constitute a Change of Control, (b) provide that Platinum and certain of its Affiliates (as such term is defined in the Indenture) will each be “Sponsors” under the Indenture and (c) add to, amend, supplement or change certain other defined terms contained in the Indenture related to the foregoing (collectively, the “Proposed COC Amendments”). For the actual text of the Proposed COC Amendments, see “Proposed Amendments—Description of the Proposed COC Amendments.” Except for the foregoing, the Proposed COC Amendments do not include any other changes to the Indenture.

In the event that certain conditions to the Proposed COC Amendments described under the caption “Summary—Conditions” are satisfied, including the receipt of the Requisite Consents on or prior to the Expiration Date and the completion of the Merger on or prior to January 31, 2013, the Company will pay an aggregate cash payment equal to $2.50 per $1,000 principal amount of Notes for which Consents to the Proposed COC Amendments are validly delivered and unrevoked (the “Consent Fee”) to the Paying Agent (as defined below) on behalf of the Holders who delivered such valid and unrevoked Consents to the Proposed COC Amendments on or prior to the Expiration Date. In the event the conditions to the Proposed COC Amendments are satisfied, the Company will pay the same Consent Fee to all Holders who consent to the Proposed COC Amendments on or prior to the Expiration Date. Holders of Notes for which no Consent is delivered will not receive the Consent Fee, even though the Proposed COC Amendments, if approved, will bind all Holders and their transferees upon the execution and effectiveness of the Supplemental Indenture (as defined below) at the Consent Time (as defined below). See “The Consent Solicitation—Consent Fees.”

If the Holders of at least a majority in aggregate principal amount of the outstanding Notes deliver valid and unrevoked Consents to the Proposed COC Amendments (the “Requisite Consents”), the Company will execute a supplemental indenture (the “Supplemental Indenture”) effecting the Proposed COC Amendments. The Supplemental Indenture will be effective immediately upon execution but the Proposed Amendments will not become operative until immediately prior to the effective time of the Merger and shall cease to be operative if the Merger is not consummated or Merger Sub does not pay the Consent Fee to the Paying Agent on behalf of the Holders. Once the Supplemental Indenture is effective, however, any Consents given may not be revoked.

The Consent Solicitation is being made to all Holders in whose name a Note was registered at 5:00 p.m., New York City time, on October 5, 2012 (the “Record Date”) and their duly designated proxies.

It is expected that on or shortly after the date hereof, Merger Sub will separately commence a Change of Control Offer pursuant to the Indenture to each Holder to purchase all or any part of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes purchased, plus accrued and unpaid interest to the date of purchase (the “COC Offer”). If the Requisite Consents are received on or prior to the Expiration Date and the Supplemental Indenture has become effective, the COC Offer will be terminated promptly thereafter and no Notes will be required to be purchased pursuant to the COC Offer. In the event the Consent Solicitation is unsuccessful and the Merger is completed, Merger Sub intends to consummate the COC Offer as described in the Change of Control Notice separately mailed to Holders.

The Company has appointed Global Bondholder Services Corporation as the Information, Tabulation and Paying Agent with respect to the Consent Solicitation.

The Solicitation Agent for the Consent Solicitation is:

BofA Merrill Lynch

The date of this Consent Solicitation Statement is October 5, 2012.

Following the receipt of the Requisite Consents on or prior to the Expiration Date, the Company intends to execute the Supplemental Indenture. The time and date on which the Supplemental Indenture is executed is hereinafter referred to as the “Consent Time.” Consents to the Proposed COC Amendments may not be revoked at any time after the Consent Time, even if the Expiration Date is later than the Consent Time. Although the Supplemental Indenture will become effective immediately upon execution at the Consent Time, the Proposed COC Amendments will not become operative until immediately prior to the effective time of the Merger and will cease to become operative if the Merger is not consummated or Merger Sub does not pay the Consent Fee to the Paying Agent on behalf of the Holders. If the Consent Conditions (as defined below) are not satisfied on or prior to January 31, 2013, no Consent Fees will be paid to any Holder and the Proposed COC Amendments will not become operative.

The delivery of a Consent will not affect a Holder’s right to sell or transfer the Notes. Only Holders of record as of the Record Date, or their duly designated proxies, including, for the purposes of this Consent Solicitation, DTC Participants (as defined below), may submit a Consent. A duly executed Consent shall bind the Holders executing the same and any subsequent registered holder or transferee of the Notes to which such Consent relates.

As of October 5, 2012, all of the Notes were held through The Depository Trust Company (“DTC”) by participants in DTC (“DTC Participants”).

Holders residing outside the United States who wish to deliver a Consent must satisfy themselves as to their full observance of the laws of the relevant jurisdiction in connection therewith. If the Company becomes aware of any state or foreign jurisdiction where the making of the Consent Solicitation is prohibited, the Company will make a good faith effort to comply with the requirements of any such state or foreign jurisdiction. If, after such effort, the Company cannot comply with the requirements of any such state or foreign jurisdiction, the Consent Solicitation will not be made to (and Consents will not be accepted from or on behalf of) Holders in such state or foreign jurisdiction.

CONSENTS SHOULD BE SENT TO THE TABULATION AGENT AT THE ADDRESS OR FACSIMILE SET FORTH ON THE FINAL PAGE OF THIS CONSENT SOLICITATION STATEMENT. UNDER NO CIRCUMSTANCES SHOULD ANY HOLDER DELIVER ANY NOTES.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS CONSENT SOLICITATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

THIS CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES DESCRIBED OR OTHERWISE REFERRED TO IN THIS CONSENT SOLICITATION STATEMENT.

AVAILABLE INFORMATION

Each of Merger Sub, Buyer and Holdings was formed for the sole purpose of completing the Merger and related transactions, whereby the Merger Sub will merge with and into BWAY Parent, Buyer will become the direct owner of the surviving entity and Holdings will become the indirect owner of the surviving entity. BWAY Parent and the Company file periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”) relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of BWAY Parent securities, any material interests of such persons in transactions with BWAY Parent, and other matters is required to be disclosed in periodic reports filed with the SEC. Such reports and other information are available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s public reference room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as BWAY Parent and the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov. Statements made in this Consent Solicitation Statement concerning the provisions of any contract, agreement, indenture or other document are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Consent Solicitation Statement incorporates documents by reference which are not presented in or delivered with this Consent Solicitation Statement.

The following documents filed by the Company are hereby incorporated by reference and shall be considered to be a part of this Consent Solicitation Statement:

•	Annual Report on Form 10-K for the year ended September 30, 2011 (filed on December 20, 2011);

•

Quarterly Reports on Form 10-Q for the quarters ended December 31, 2011 (filed on February 14, 2012), March 31, 2012 (filed on May 15, 2012) and June 30, 2012 (filed on August 14, 2012 and amended by Form 10-Q/A filed on September 13, 2012); and

•	Current Reports on Form 8-K filed on October 4, 2011, March 9, 2012 and October 5, 2012.

All documents and reports that BWAY Parent files with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) after the date hereof and until the Consent Time shall be incorporated by reference into this Consent Solicitation Statement from the date of filing of such documents. The information contained on our website www.bwaycorp.com is not incorporated into this Consent Solicitation Statement.

You should not assume that the information in this Consent Solicitation Statement, any supplement hereto or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Consent Solicitation Statement will be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained in this Consent Solicitation Statement or any other subsequently filed document that is deemed to be incorporated by reference into this Consent Solicitation Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

The information relating to BWAY Parent and the Company contained in this Consent Solicitation Statement should be read together with the information in the documents incorporated by reference.

FORWARD–LOOKING STATEMENTS

Some of the statements contained or that may be included in this Consent Solicitation Statement (including the documents incorporated by reference) are or may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on these statements. Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that the Company made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. These statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect the Company’s actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include:

•	competitive risks from other container manufacturers or self-manufacture by customers;

•	termination of the Company’s customer contracts;

•	loss or reduction of business from key customers;

•	dependence on key personnel;

•	increases in steel, resin or other raw material and energy costs or availability, which cost increases may not coincide with the Company’s ability to timely or fully recoup such increases;

•	product liability or product recall costs;

•	lead pigment and lead paint litigation;

•	increased consolidation in the Company’s end-markets;

•	consolidation of key suppliers;

•	decreased sales volume in the Company’s end-markets;

•	increased use of alternative packaging;

•	product substitution;

•	labor unrest;

•	environmental, health and safety costs;

•	management’s inability to evaluate and selectively pursue acquisitions;

•	fluctuation of the Company’s quarterly operating results;

•	current economic conditions;

•	the availability and cost of financing;

•	an increase in interest rates;

•	restrictions in our debt agreements; and

•	fluctuations of the Canadian dollar.

Further descriptions of these risks, uncertainties, and other matters can be found in the Company’s annual report and other reports filed from time to time with the SEC, including but not limited to the Company’s Annual Report on Form 10-K for the year ended September 30, 2011. The Company cautions that the foregoing list of important factors is not complete, and the Company assumes no obligation to update or revise any forward-looking statement that the Company may make.

The Company believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use the Company’s historical performance to anticipate results or future period trends.

SUMMARY

The Solicitation Documents contain important information that should be read carefully before any decision is made with respect to the Consent Solicitation.

The following summary is provided solely for the convenience of the Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Consent Solicitation Statement, the Consent Letter and the more detailed information contained in the documents incorporated by reference in this Consent Solicitation Statement. Capitalized terms not otherwise defined in this summary have the meaning ascribed to them elsewhere in this Consent Solicitation Statement.

The Notes:	10% Senior Notes due 2018 (CUSIP No. 12429TABO)

The Consent Solicitation:	The purpose of the Consent Solicitation is to seek the Consent of Holders of the Notes to the Proposed COC Amendments, which would waive the Company’s requirement to make a Change of Control Offer in connection with the completion of the Merger. If the Holders of at least a majority in aggregate principal amount of the outstanding Notes deliver and do not revoke the Requisite Consents on or prior to the Expiration Date, the Company will execute the Supplemental Indenture.

Although the Supplemental Indenture will become effective immediately upon execution at the Consent Time, the Proposed COC Amendments will not become operative until immediately prior to the effective time of the Merger and will cease to be operative if the Merger is not consummated or Merger Sub does not pay the Consent Fee to the Paying Agent for the benefit of the Holders. Once the Supplemental Indenture is effective, however, any Consents given may not be revoked. For the actual text of the Proposed COC Amendments, see “Proposed Amendments.”

The effectiveness of the Proposed COC Amendments is not a condition to the completion of the Merger or the other transactions contemplated by the Merger Agreement. It is currently expected that the Merger will be consummated within the next 45 calendar days.

Conditions:	The Company’s obligation to accept and pay the Consent Fee for valid and unrevoked Consents to the Proposed COC Amendments is subject to and conditioned upon (i) the receipt of the Requisite Consents on or prior to the Expiration Date, (ii) the absence of any law or regulation, and the absence of any injunction or action or other proceeding (pending or threatened), that (in the case of any action or proceeding if adversely determined) would make unlawful or invalid or enjoin the implementation of the any of Proposed COC Amendments, or the payment of the Consent Fee or that would question the legality or validity thereof and (iii) the closing of the Merger (collectively, the “Consent Conditions”). If the Merger is not completed prior to January 31, 2013, the Supplemental Indenture will not become operative.

If the Requisite Consents are received on or prior to the Expiration Date and the Supplemental Indenture has become effective, the Company’s COC Offer will be terminated promptly thereafter and no Notes will be required to be purchased pursuant to the COC Offer. The Supplemental Indenture will be effective immediately upon execution but the Proposed COC Amendments will not become operative until immediately prior to the effective time of the Merger and will cease to be operative if the Merger is not consummated or Merger Sub does not pay the Consent Fee to the Paying Agent for the benefit of the Holders

Record Date:	October 5, 2012 at 5:00 pm.

Consent Time:	The time and date on which the Supplemental Indenture is executed. The Company intends to execute the Supplemental Indenture following the receipt of the Requisite Consents. Once the Supplemental Indenture is effective, however, any Consents given may not be revoked.

Expiration Date:	The Expiration Date for the Consent Solicitation will be 5:00 P.M., New York City time, on October 12, 2012, unless extended by the Company. See “The Consent Solicitation — Expiration Date; Extensions; Termination.”

Requisite Consents:	Holders of at least a majority in aggregate principal amount of the outstanding Notes must deliver valid Consents to the Proposed COC Amendment to approve the Proposed COC Amendments that are not revoked on or prior to the earlier of the Consent Time and the Expiration Date. As of the date of this Consent Solicitation Statement, the aggregate outstanding principal amount of the Notes was $205.0 million.

Consent Fee:	A cash payment equal to $2.50 per $1,000 principal amount of Notes for which a Holder validly delivers and does not revoke Consents to the Proposed COC Amendments. No accrued interest will be paid on the Consent Fee. See “—Eligibility for Consent Fee” and “The Consent Solicitation—Consent Fees.” The Company’s obligation to pay the Consent Fee is subject to the Consent Conditions.

Eligibility for Consent Fee, Generally:	In the event that the Consent Conditions are satisfied, the Company will pay the aggregate Consent Fee to the Paying Agent on behalf of the Holders who delivered valid and unrevoked Consents to the Proposed COC Amendments on or prior to the Expiration Date.

Holders of Notes for which no Consent is delivered on or prior to the Expiration Date will not receive the Consent Fee, even though the Proposed COC Amendments, if approved, will bind all Holders and their transferees upon the execution of the Supplemental Indenture at the Consent Time.

If the Merger is not consummated on or prior to January 31, 2013, no Consent Fees will be paid to any Holder and the Proposed COC Amendments will cease to be operative.

Eligibility for Consent Fee:	If the Consent Conditions have been satisfied, then:

•      a Holder who validly delivers and does not revoke a Consent to the Proposed COC Amendments on or prior to the Expiration Date will receive the Consent Fee;

•      a Holder who does not validly deliver a Consent or who properly revokes a Consent to the Proposed COC Amendments will not receive the Consent Fee.

Procedures for Delivery of Consents:	Consents must be delivered to the Tabulation Agent on or before the Expiration Date. DTC is expected to grant an omnibus proxy authorizing the DTC Participants to deliver a Consent. Only registered owners of Notes as of the Record Date or their duly designated proxies, including, for the purposes of this Consent Solicitation, DTC Participants, are eligible to consent to the Proposed COC Amendments. Therefore, a beneficial owner of an interest in Notes held in an account of a DTC Participant who wishes a Consent to be delivered must properly instruct such DTC Participant to cause a Consent to be given in respect of such Notes. See “The Consent Solicitation—Consent Procedures.”

Revocation of Consents:	Revocation of Consents to the Proposed COC Amendments may be made at any time prior to the earlier of the Consent Time and the Expiration Date, but only by the Holder that previously granted such Consent (or a duly designated proxy of such Holder). Consents to the Proposed COC Amendments may not be revoked at any time after the Consent Time, even if the Consent Solicitation is extended beyond the Expiration Date. See “The Consent Solicitation—Revocation of Consents.”

Certain United States Federal Income Tax Considerations:	For a summary of certain United States federal income tax consequences to the Holders resulting from the Consent Solicitation, see “Certain United States Federal Income Tax Considerations.”

Solicitation Considerations:	For a discussion of certain consequences in deciding whether to participate in the Consent Solicitation, see “Solicitation Considerations.”

Consequences to Non-Consenting Holders:	Holders of Notes for which no Consent is delivered on or prior to the Expiration Date will not receive the Consent Fee, even though the Proposed COC Amendments, if approved, will bind all Holders and their transferees upon the execution of the Supplemental Indenture at the Consent Time.

Solicitation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated is serving as Solicitation Agent (the “Solicitation Agent”) in connection with the Consent Solicitation.

Information, Tabulation and Paying Agent:	Global Bondholder Services Corporation is serving as Information Agent (in such capacity, the “Information Agent”), Tabulation Agent (in such capacity, the “Tabulation Agent”) and Paying Agent (in such capacity, the “Paying Agent”) in connection with the Consent Solicitation. Global Bondholder Services Corporation is also referred to as the “Information, Tabulation and Paying Agent.” The Information, Tabulation and Paying Agent’s contact information is listed on the back cover of this Consent Solicitation Statement.

Further Information:	You may direct questions concerning the terms of the Consent Solicitation and requests for additional copies of this Consent Solicitation Statement and the Consent Letter to the Information Agent at its address and telephone number set forth on the back cover of this Consent Solicitation Statement.

THE MERGER

As previously announced, Buyer has entered into the Merger Agreement with Merger Sub, BWAY Parent and Madison Dearborn Capital Partners VI-A, L.P., solely in its capacity as representative set forth therein, pursuant to which the Buyer intends to: acquire all of the outstanding shares of Common Stock pursuant to a merger of Merger Sub with and into BWAY Parent, with BWAY Parent surviving the Merger as a direct wholly-owned subsidiary of Buyer, and an indirect wholly-owned subsidiary of Holdings. The effectiveness of the Proposed COC Amendments is not a condition to the completion of the Merger or the other transactions contemplated by the Merger Agreement. It is currently expected that the Merger will be consummated within the next 45 calendar days.

The Company has been advised by the Buyer that, initially following the Merger, the business and operations of BWAY Parent will be continued substantially as they are currently being conducted. The Company has been advised by the Buyer that Buyer will continue to evaluate the business and operations of BWAY Parent prior to and after the consummation of the Merger and the Merger and will take such actions as it deems appropriate under the circumstances then existing. The Company has been advised by the Buyer that thereafter, Buyer intends to review such information as part of a comprehensive review of BWAY Parent’s business, operations, capitalization and management with a view to optimizing development of BWAY Parent’s potential.

It is possible that certain members of BWAY Parent’s current management team will enter into new employment arrangements with BWAY Parent after the completion of the Merger and the Merger, respectively. Such arrangements may include the right to purchase or participate in the equity of BWAY Parent or its affiliates. In addition, certain members of BWAY Parent’s current management team may (i) deliver a portion of their existing common stock of BWAY Parent to Buyer in exchange for equity securities of Buyer or an entity of which Buyer is a wholly-owned subsidiary immediately prior to the completion of the Merger and the Merger and/or (ii) enter into arrangement to invest in Buyer or an entity in of which Buyer is a wholly-owned subsidiary contemporaneously with the completion of the Merger and the Merger.

PRO FORMA DEBT CAPITALIZATION

Based on information provided to the Company by the Buyer, and assuming the Requisite Consents are received, the Company expects that the debt capitalization of the Company upon the completion of the Merger is expected to be comprised of up to $420 million and $480 million of indebtedness under a new senior secured term loan facility and $205 million of existing Notes. The Buyer has also informed the Company that it expects to enter into a $150 million asset-based revolving credit facility, which is not expected to be drawn in any material amount at the completion of the Merger. The Buyer has informed the Company that in all events it intends to comply with the terms of the Indenture, including (without limitation) provisions that limit the incurrence of indebtedness and liens in connection with the contemplated transaction structure.

Additionally, in order to fund an additional portion of consideration to be paid in connection with the Merger, Buyer has informed the Company that it is anticipated that Merger Sub (which will be merged with and into BWAY Parent) or another parent company of the Company will issue up to $375 million of PIK toggle notes, the proceeds of which will be used in part to redeem or otherwise repay approximately $186 million of existing PIK toggle notes expected to outstanding at BWAY Parent on November 1, 2012 and to pay merger consideration. Like the existing PIK toggle notes, the new PIK toggle notes will be non-recourse to the Company. The total amount of cash proceeds of the new PIK toggle notes will be dependent primarily upon the amount of indebtedness incurred by the Company under the new senior secured term loan facility. Buyer has informed the Company that the total debt finance consideration in connection with the Merger (excluding the $150 million asset based revolving credit facility and $205 million of the Notes) is expect to be approximately $805 million.

CERTAIN ARRANGEMENTS WITH PLATINUM

It is expected that upon the closing of the Merger, the stockholders of BWAY Parent will became party to a corporate advisory services agreement with an affiliate of Platinum pursuant to which BWAY parent will pay an affiliate of Platinum an annual fee for the management of, and financial advisory services and oversight provided to, BWAY Parent. Pursuant to this agreement, BWAY Parent will pay an affiliate of Platinum an advisory fee to be agreed upon by the parties, which in no event shall be greater than $5.0 million per year. BWAY Parent will also reimburse the affiliate of Platinum’s third-party costs incurred in rendering these services to BWAY Parent.

PROPOSED AMENDMENTS

General

Under Section 4.14 of the Indenture, upon a Change of Control, the Company is required to make a Change of Control Offer to each Holder to repurchase all or any part of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest to the date of purchase. Under the Indenture, a Change of Control includes the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of BWAY Parent, measured by voting power rather than number of shares. The Merger, if completed, would constitute a Change of Control and therefore, absent a waiver, will enable each Holder to require the Company to make a Change of Control Offer pursuant to Section 4.14 of the Indenture. It is expected that on or shortly after the date hereof, Merger Sub will separately commence a Change of Control Offer pursuant to Section 4.14 of the Indenture, which will not be required to be consummated if the Requisite Consents are received and the Supplemental Indenture has become effective as described elsewhere herein. In the event the Consent Solicitation is unsuccessful and the Merger is completed, Merger Sub intends to consummate the COC Offer as described in the Change of Control Notice separately mailed to Holders.

The Company is soliciting Consents to: (a) amend the defined term “Change of Control” to provide that the Merger and the Merger will not constitute a Change of Control, (b) provide that Platinum and certain of its Affiliates will be “Sponsors” under the Indenture and (c) add to, amend, supplement or change certain other defined terms contained in the Indenture.

Following the receipt of the Requisite Consents on or prior to the Expiration Date, the Company intends to execute the Supplemental Indenture. Although the Supplemental Indenture will become effective immediately upon execution at the Consent Time, the Proposed COC Amendments will become operative immediately prior to the effective time of the Merger, the Proposed COC Amendments shall cease to be operative if the Merger is not consummated or the Merger Sub does not pay the Consent Fee to the Paying Agent for the benefit of the Holders. If the Merger is not completed on or prior to January 31, 2013, no Consent Fees will be paid to any Holder and the Proposed COC Amendments will not become operative.

Description of the Proposed COC Amendments

The Company is seeking to amend the following definitions as indicated below:

“Advisory Agreement” means the management services agreement by and among the Company, an affiliate of Madison Dearborn and Parent as of the date of this Indenture, as amended, restated, modified, or replaced and also refers to and means in all cases hereunder the New Advisory Agreement (including in Section 4.11(7) and clause 8 of the definition of “Consolidated EBITDA” contained in Section 1.01) notwithstanding the fact that the New Advisory Agreement was not in effect on the date of this Indenture.

“Management Investor” means any Person who is an officer or otherwise a member of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies on the date of the Subsequent Merger.

“Sponsor” means (a) prior to the effective time of the Subsequent Merger, Madison Dearborn Partners, LLC and its Affiliates, and (b) immediately upon and following the effective time of the Subsequent Merger, Platinum Equity, LLC and certain of its Affiliates (but, however, not including any operating portfolio company thereof).

The Company is seeking to append the following language to the end of the definition of “Change of Control”:

; provided that in no event shall the Subsequent Merger constitute a Change of Control hereunder.

The Company is seeking to add the following definitions to the Indenture:

“Merger Sub II” means BOE Merger Corporation, a Delaware Corporation.

“New Advisory Agreement” means the corporate advisory services agreement between BWAY Parent Company, Inc. or one of its affiliates and an affiliate of Platinum Equity, LLC, as in effect on the date of consummation of the Subsequent Merger, as amended, restated or replaced.

“Subsequent Merger” means the merger of Merger Sub II with and into BWAY Parent Company, Inc. pursuant to the Subsequent Merger Agreement.

“Subsequent Merger Agreement” means that Agreement and Plan of Merger dated as of October 2, 2012, by and among Merger Sub II, BOE Intermediate Holding Corporation, BWAY Parent Company, Inc. and Madison Dearborn Capital Partners VI-A, L.P.

SOLICITATION CONSIDERATIONS

Prior to delivering a Consent, Holders of the Notes should carefully consider the factors set forth below in addition to the other information described elsewhere or incorporated by reference in this Consent Solicitation Statement.

Adverse Effect of the Proposed COC Amendments on Non-Consenting Holders

If the Holders of at least a majority in aggregate principal amount of the outstanding Notes validly deliver the Requisite Consents on or prior the Expiration Date and do not revoke the Requisite Consents on or prior to the earlier of the Consent Time and the Expiration Date, the Company will execute the Supplemental Indenture effecting the Proposed COC Amendments, thus waiving the Company’s requirement to make a Change of Control Offer in connection with the completion of the Merger or the other transactions contemplated by the Merger Agreement. Once the Supplemental Indenture is effective, any Consents given may not be revoked. Once the Supplemental Indenture becomes effective, it will be binding on all Holders of Notes whether or not they delivered a Consent to the Proposed COC Amendments.

Holders of Notes that do not deliver valid and unrevoked Consents to the Proposed COC Amendments on or prior to the Expiration Date will not receive the Consent Fee.

The Consummation of the Consent Solicitation is Subject to Certain Conditions

The Company’s obligation to accept and pay the Consent Fee for valid and unrevoked Consents to the Proposed COC Amendments is subject to and conditioned upon the Consent Conditions. We cannot assure Holders that the Consent Conditions will be satisfied and that Holders that have delivered valid and unrevoked Consents will receive the Consent Fee.

There Can Be No Assurance to Holders that Existing Rating Agency Ratings for the Notes Will Be Maintained

We cannot assure Holders that as a result of the Consent Solicitation or otherwise, one or more rating agencies, including Standard & Poor’s or Moody’s, would not take action to downgrade or negatively comment upon their respective ratings of the Notes. Any downgrade or negative comment would likely adversely affect the market price of the Notes. We believe that the rating agencies may potentially react to the Consent Solicitation if the Proposed COC Amendments become effective.

If the Requisite Consents are not received and Notes are tendered in the Change of Control Offer, the trading prices of the Notes may be materially and adversely impacted

If the Requisite Consents are not received and the Merger is completed, the Company will be required to purchase any Notes tendered pursuant to the Indenture. The Buyer expects to finance its purchase of any tendered Notes by issuing new notes in an aggregate principal amount to pay for the Notes tendered pursuant to the COC Offer (including the change of control premium) and accrued and unpaid interest to the date of the settlement of the COC Offer.

After consummation of the Merger, Platinum and/or certain of its affiliates will control the Company and may have conflicts of interest with the Company or the Holders in the future

Immediately following the consummation of the Merger and the other transactions contemplated by the Merger, Platinum and/or certain of its affiliates will beneficially own substantially all of the voting stock of the Company. As a result, Platinum and/or certain of its affiliates will be in a position to control all matters affecting the Company, including decisions regarding extraordinary business transactions, fundamental corporate transactions, appointment of members to the Company’s management, election of directors and the Company’s corporate and management policies. The interests of Platinum and/or certain of its affiliates as controlling stockholders could conflict with the interests of Holders.

THE CONSENT SOLICITATION

General

The Company is soliciting Consents from Holders of the Notes, upon the terms and subject to the conditions set forth in the Solicitation Documents, to the Proposed COC Amendments. See “Proposed Amendments.”

Holders must consent to the Proposed COC Amendments in their entirety.

Following the receipt of the Requisite Consents on or prior to the Expiration Date, the Company intends to, subject to the satisfaction of the applicable conditions, execute the Supplemental Indenture. Consents to the Proposed COC Amendments may not be revoked at any time after the earlier of the Consent Time and the Expiration Date, even if the Consent Time occurs prior to the Expiration Date. Although the Supplemental Indenture will become effective immediately upon execution at the Consent Time, the Proposed COC Amendments will not become operative until immediately prior to the effective time of the Merger and shall cease to be operative if the Merger is not consummated or Merger Sub does not pay the Consent Fee to the Paying Agent for the benefit of the Holders. If the Consent Conditions have not been satisfied prior to January 31, 2013, no Consent Fees will be paid to any Holder and the Proposed COC Amendments will cease to be operative.

In addition to the use of the mail, Consents may be solicited by officers and other employees of the Company, without any additional remuneration, in person, or by telephone, telegraph, or facsimile transmission. The Company has retained the Tabulation Agent to aid in the solicitation of Consents.

Before, during or after the Consent Solicitation, the Company, any of its direct or indirect parent companies and the Guarantors and any of their affiliates may purchase Notes in the open market, in privately negotiated transactions, through tender or exchange offers or otherwise. Any future purchases will depend on various factors at that time.

The Consent Solicitation is being made to all Holders in whose name a Note was registered at the Record Date and their duly designated proxies.

Requisite Consents

The consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes is required to approve the Proposed COC Amendments.

Consent Fees

The Consent Fee will be a cash payment equal to $2.50 per $1,000 principal amount of Notes for which a Holder validly delivers and does not revoke Consents to the Proposed COC Amendments on or prior to the Expiration Date, subject to satisfaction of the applicable conditions. No accrued interest will be paid on the Consent Fee.

If (a) the Consent Conditions are satisfied, (b) the Consent Solicitation is not abandoned or terminated for any reason on or before the Expiration Date and (c) all other terms of the Consent Solicitation set forth herein are satisfied, then:

•

a Holder who validly delivers Consents to the Proposed COC Amendments on or prior to the Expiration Date and does not revoke its Consent on or prior to the earlier of the Consent Time and the Expiration Date will receive the Consent Fee;

•

a Holder who does not validly deliver Consents on or prior to the earlier of the Consent Time and the Expiration Date or who revokes Consents to the Proposed COC Amendments will not receive any Consent Fee.

The Company will pay the aggregate Consent Fee to the Paying Agent for the benefit of consenting Holders (but not to any subsequent transferees of such Notes) as specified above.

Consent Fees, Generally

Holders of Notes for which no Consent is delivered on or prior to the Expiration Date (and any subsequent transferees) will not receive the Consent Fee, even though the Proposed COC Amendments, if approved, will bind all Holders and their transferees upon the execution of the Supplemental Indenture at the Consent Time.

The Company will be deemed to have accepted valid and unrevoked Consents if and when the Company gives oral or written notice to the Tabulation Agent of the Company’s acceptance of such Consents pursuant to the Consent Solicitation and the Company has entered into the Supplemental Indenture. Upon the terms and subject to the conditions of the Consent Solicitation (including the Consent Conditions), payment of the Consent Fees will be made by deposit of the Consent Fees with the Paying Agent, which will act as agent for consenting Holders for the purpose of receiving payments of Consents Fees from the Company and transmitting such payments of Consent Fees to consenting Holders. The Paying Agent will then deliver the Consent Fees by check or wire of immediately available funds, pursuant to the written instructions furnished in the Consent Letter. Upon the deposit of funds with the Paying Agent for the purpose of making payments of Consent Fees to consenting Holders, the Company’s obligation to make such payments of Consent Fees shall be satisfied, and consenting Holders must thereafter look solely to the Paying Agent for payments of amounts owed to them by reason of acceptance of Consents pursuant to the Consent Solicitation.

If the Consent Conditions are not satisfied or the Consent Solicitation is abandoned or terminated for any reason, the Consents will be voided and no Consent Fee will be paid.

Expiration Date; Extensions; Termination

The Consent Solicitation will expire at 5:00 p.m., New York City time on October 12, 2012. The Company reserves the right to terminate or extend the Consent Solicitation with respect to the Proposed COC Amendments in its sole discretion. The term “Expiration Date” shall mean the time and date on or to which the Consent Solicitation expires, which date may be extended.

The Company reserves the right to terminate or extend the Consent Solicitation with respect to the Proposed COC Amendments in its sole discretion and at any time from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Tabulation Agent no later than 9:00 a.m., New York City time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Holders). Such announcement or notice may state that the Company is extending the Consent Solicitation for a specified period of time or on a daily basis. The failure of any Holder or beneficial owner of the Notes to receive such notice will not affect the termination or extension of the Consent Solicitation. The term “Expiration Date” shall mean the time and date on or to which the Consent Solicitation expires, which date may be terminated or extended as described above.

The Company expressly reserves the right for any reason (i) to abandon, terminate or amend the Consent Solicitation at any time prior to the Expiration Date by giving oral or written notice thereof to the Tabulation Agent, and (ii) not to extend the Consent Solicitation beyond the last previously announced Expiration Date. Any such action by the Company will be followed as promptly as practicable by notice thereof by press release or by other public announcement (or by written notice to the Holders).

Conditions of the Consent Solicitation

The Company’s obligation to accept and pay the Consent Fee for valid and unrevoked Consents to the Proposed COC Amendments is subject to and conditioned upon, the Consent Conditions.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company). The foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Failure to Obtain the Requisite Consent

In the event that the Requisite Consents are not obtained and the Consent Solicitation is terminated, the Supplemental Indenture will not be executed and the Proposed COC Amendments will not become operative. Further, if the Merger is completed, a Change of Control will be deemed to have occurred and each Holder will be able to require the Company (or a third party acting instead of the Company) to make a Change of Control Offer to each Holder (unless such an offer has previously been made without respect to such Change of Control) to repurchase all or any part of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest to the date of purchase.

It is expected that on or shortly after the date hereof, Merger Sub will separately commence a COC Offer. If the Requisite Consents are received on or prior to the earlier of the Consent Time and the Expiration Date and the Supplemental Indenture has become effective, the COC Offer will be terminated promptly after the Consent Time (as defined below) and no Notes will be required to be purchased pursuant to the COC Offer. In the event the Consent Solicitation is unsuccessful and the Merger is completed, Merger Sub intends to consummate the COC Offer as described in the Change of Control Notice separately mailed to Holders.

Consent Procedures

Only Holders of record as of the Record Date may execute and deliver a Consent Letter. A duly executed Consent shall bind the Holders executing the same and any subsequent registered holder or transferee of the Notes to which such Consent relates. DTC is expected to grant an omnibus proxy authorizing DTC Participants to deliver a Consent Letter. In order to cause a Consent to be given with respect to Notes held through DTC, such DTC Participant must complete and sign the appropriate form of Consent Letter, and mail or deliver it to the Tabulation Agent at its address or facsimile set forth on the back cover page of this Consent Solicitation Statement pursuant to the procedures set forth herein and therein.

A beneficial owner of an interest in Notes held in an account of a DTC Participant who wishes a Consent to be delivered must properly instruct such DTC Participant to cause a Consent to be given in respect of such Notes.

The delivery of a Consent will not affect a Holder’s right to sell or transfer the Notes. All Consents received by the Tabulation Agent on or before the Expiration Date will be effective notwithstanding a record transfer of such Notes subsequent to the Record Date, unless the Holder revokes such Consent prior to the Consent Time by following the procedures set forth under “Revocation of Consents” below.

As of October 5, 2012, all of the Notes were held through DTC by DTC Participants.

HOLDERS WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND DULY EXECUTED CONSENT LETTERS TO THE TABULATION AGENT AT THE ADDRESS OR FACSIMILE SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT LETTER IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN.

CONSENTS SHOULD BE DELIVERED TO THE TABULATION AGENT, NOT TO THE COMPANY, THE GUARANTORS, THE TRUSTEE OR THE SOLICITATION AGENT. HOWEVER, THE COMPANY RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY THE COMPANY.

Holders should not tender or deliver Notes at any time.

All Consents that are properly completed, signed and delivered to the Tabulation Agent, and not revoked, on or prior the earlier of the Consent Time and the Expiration Date will be given effect in accordance with the specifications thereof. Holders who desire to consent to the Proposed COC Amendments should complete, sign and date, the Consent Letter included herewith and mail, deliver, send by overnight courier or facsimile (confirmed by physical delivery) the signed Consent Letter to the Tabulation Agent at the address or facsimile listed on the back cover page of this Consent Solicitation Statement and on the Consent Letter, all in accordance with the instructions contained herein and therein.

The Consent Letter must be executed by record Holders in exactly the same manner as such Holders’ names are so registered. Consents by DTC Participants must be executed in exactly the same manner as such DTC Participants’ names are registered with DTC. If a Consent is signed by a duly designated proxy such as a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such proxy must so indicate when signing and must submit with the Consent Letter appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total principal amount of Notes which such DTC Participant holds through DTC, the Holder must list the principal amount of Notes which such Holder holds to which the Consent relates. If no aggregate principal amount of the Notes as to which a Consent is delivered is specified, or if none of the boxes is marked with respect to such Notes, but the Consent Letter is otherwise properly completed and signed, the DTC Participant and the Holder will be deemed to have consented to the Proposed COC with respect to the entire aggregate principal amount of Notes so held directly or indirectly.

The registered ownership of a Note as of the Record Date shall be proved by the Trustee, as registrar of the Notes. The ownership of Notes held through DTC by DTC Participants shall be established by a DTC security position listing provided by DTC as of the Record Date. All questions as to the validity, form and eligibility (including time of receipt) regarding the consent procedures will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. The Company reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of the

Company, or its counsel, be unlawful. The Company also reserves the right, subject to such final review as the Trustee prescribes for the proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular Consents. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as the Company determines. None of the Guarantors or the Company or any of their affiliates, the Tabulation Agent, the Trustee or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The Company’s interpretations of the terms and conditions of the Consent Solicitation shall be conclusive and binding.

Revocation of Consents

Each Holder who delivers a Consent pursuant to the Consent Solicitation will agree in the Consent Letter that: (a) it will not revoke its Consent after the Consent Time even if the Expiration Date has not occurred and (b) that until the Consent Time, it will not revoke its Consent except in accordance with the conditions and procedures for revocation of Consents provided below. Each properly completed and executed consent will be counted, notwithstanding any transfer of the Notes to which such Consent relates, unless the procedure for revocation of Consents provided below has been followed. The Company will make prompt public disclosure by press release of the occurrence of the Expiration Date.

Prior to the earlier of the Consent Time and the Expiration Date, any Holder may revoke any Consent given as to its Notes or any portion of such Notes (in integral multiples of $1,000). A Holder desiring to revoke a Consent must, or cause a duly designated proxy of such Holder to, deliver to the Tabulation Agent at the address set forth on the back cover of this Consent Solicitation Statement and on the Consent Letter a written revocation of such Consent in the form of a subsequent Consent Letter indicating such Holder’s revocation of Consent and the total principal amount of Notes which such Holder holds to which the revocation relates. A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent, in accordance with the procedures herein described by the Holder (or duly designated proxy) who delivered such revocation.

The revocation must be executed by such Holder in the same manner as the Holder’s name appears on the Consent to which the revocation relates. If a revocation is signed by a duly designated proxy such as a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such proxy must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A Holder may revoke a Consent only if such revocation complies with the provisions of this Consent Solicitation Statement and the Consent Letter. A beneficial owner of Notes who is not the Holder as of the Record Date of such Notes must instruct the Holder of such Notes to revoke any Consent already given with respect to such Notes.

The Company reserves the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of the Guarantors, the Company, any of their affiliates, the Tabulation Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

Once the Supplemental Indenture is executed, any Consents given may not be revoked.

Solicitation Agent

The Company has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated as Solicitation Agent. The Solicitation Agent will solicit Consents and will receive reimbursement of its reasonable out-of-pocket expenses from Merger Sub. Holdings has agreed to indemnify the Solicitation Agent and certain related persons against certain liabilities in connection with the Consent Solicitation. Holdings has advised the Company that it has received the commitments from affiliates of the Solicitation Agent and other financial institutions for the new term loan facility, the new ABL revolving credit facility, an interim facility in the event that Merger Sub (which will be merged with and into BWAY Parent) is unable to issue up to $375.0 million of senior PIK toggle notes, an interim facility in the event that the Company is required to purchase any tendered Notes pursuant to the COC Offer (including the change of control premium) and accrued and unpaid interest to the date of the settlement of the COC Offer. In connection therewith, such affiliates would receive customary commitment and other fees, as well as reimbursement of their out-of-pocket expenses. At any time, the Solicitation Agent and their affiliates may trade the Notes for their own accounts, or for the accounts of their customers, and accordingly may hold long or short positions in the Notes. Certain affiliates of the Solicitation Agent are lenders and/or agents under the Company’s existing credit facility as such will receive a portion of the proceeds of the financing used to consummate the Merger and refinance the Company’s existing indebtedness. Merrill Lynch, Pierce, Fenner & Smith Incorporated has provided, and expects to provide in the future, investment banking services to the Company and its affiliates, for which they have received and expect to receive customary fees and commissions.

Tabulation Agent, Information Agent and Paying Agent

Merger Sub has retained Global Bondholder Services Corporation as the Information, Tabulation and Paying Agent in connection with the Consent Solicitation. As Information Agent, Global Bondholder Services Corporation will be responsible for answering questions concerning the terms of the Consent Solicitation and providing additional copies of this Consent Solicitation Statement and the Consent Letter. As Tabulation Agent, Global Bondholder Services Corporation will be responsible for collecting Consents. As Paying Agent, Global Bondholder Services Corporation will be responsible for receiving instructions from the Company to accept Consents, receiving payments of the Consent Fees from the Company and, upon receipt of payments of the Consent Fees, bearing sole responsibility for making such payments of the Consent Fees to consenting Holders whose Consents have been accepted by the Company. Global Bondholder Services Corporation will receive a customary fee for such services and reimbursement of its reasonable out-of-pocket expenses from Merger Sub.

FEES AND EXPENSES

Merger Sub will bear all the costs of the Consent Solicitation, including the fees and expenses of the Solicitation Agent, the Information Agent, the Tabulation Agent and the Paying Agent. Merger Sub will pay the Trustee under the Indenture reasonable and customary compensation for its services in connection with the Consent Solicitation, plus reimbursement for documented and reasonable out-of-pocket expenses. Merger Sub will pay all other fees and documented and reasonable out-of-pocket expenses attributable to the Consent Solicitation and the execution of the Proposed COC Amendments, other than expenses incurred by Holders or beneficial owners of Notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Pursuant to Circular 230 issued by the U.S. Treasury Department, we are required to inform you that you cannot rely upon the tax discussion contained in this document for the purpose of avoiding U.S. federal tax penalties. The tax discussion contained in this document was written to support the promotion or marketing of the transactions or matters described in this document. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

The following is a general discussion of certain of the U.S. federal income tax considerations of the Consent Solicitation and the receipt of the Consent Fees that may be relevant to a beneficial owner of the Notes. This discussion does not address state, local or foreign tax considerations, nor does it consider all aspects of federal income taxation which may be relevant to particular Holders in light of their individual investment circumstances or to certain types of Holders subject to special tax rules. For example, this discussion does not address the tax considerations relevant to beneficial owners of the Notes who are financial institutions, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities or investors therein, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, Holders that hold Notes as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, non-U.S. Holders (as defined below) that are U.S. expatriates, “controlled foreign corporations,” or “passive foreign investment companies.” In addition, this discussion generally does not address any U.S. federal income tax consequences to a non-U.S. Holder that (A) is engaged in a U.S. trade or business, (B) is a non-resident alien who is present in the United States for 183 or more days during the taxable year or (C) is a corporation that operates through a U.S. branch. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, the Medicare tax on certain investment income or other tax considerations, including any tax considerations arising under the COC Offer. This discussion assumes that Holders hold and have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based upon the provisions of the Code, Treasury regulations promulgated under the Code (“Treasury Regulations”), administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences significantly different from those set forth below.

Holders should be aware that, due to the factual nature of the inquiry and the absence of relevant legal authorities, there is some uncertainty under current U.S. federal income tax law as to the appropriate tax consequences of the adoption of the Proposed COC Amendments and/or the receipt of the Consent Fees. No statutory, administrative or judicial authority directly addresses the treatment of the adoption of the Proposed COC Amendments and/or the receipt of the Consent Fees for U.S. federal income tax purposes. The Company has not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary. As a result, this summary is not binding on the IRS or the courts, and no assurance can be given that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a court if so challenged.

As used in this summary, a “U.S. Holder” means any beneficial owner of the Notes that, for U.S. federal income tax purposes, is (i) a citizen or an individual resident of the United States, (ii) a corporation organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. If a pass-through entity, including an entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of the Notes, the U.S. federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. Owners or partners of a pass-through entity that is a beneficial owner of the Notes should consult their own tax advisors as to the U.S. federal, state, local and non-U.S. income and other tax consequences of the Consent Solicitation, the Proposed COC Amendments and the receipt of the Consent Fees. A “non-U.S. Holder” is a beneficial owner of Notes that is not a U.S. Holder.

This summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any Holder. Holders should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the Consent Solicitation, the Proposed COC Amendments and the receipt of the Consent Fees.

U.S. Holders

Modification of the Notes. A “modification” of the terms of a debt instrument, which for this purpose would include the adoption of the Proposed COC Amendments and the payment of the Consent Fees, results in a deemed exchange (of “old notes” for “deemed new notes”) for U.S. federal income tax purposes if the modifications is “significant,” in which case gain or loss may be realized by holders. Subject to provisions applicable to certain categories of modifications, a modification is “significant” under the applicable Treasury Regulations if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.”

The applicable Treasury Regulations also provide that a change in the yield of a debt instrument is a significant modification if the yield of the modified instrument (determined by taking into account any payments made by the issuer to the Holder as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or 5 percent of the annual yield of the unmodified instrument.

The Company intends to take the position that neither the adoption of the Proposed COC Amendments, the receipt of the Consent Fees, nor a combination thereof should result in a significant modification, and, assuming this position is respected, (i) subject to the discussion under “—Consent Fees” below, a U.S. Holder of Notes should not recognize any gain or loss as a result of the adoption of the Proposed COC Amendments, the receipt of the Consent Fees, or a combination thereof and (ii) any such U.S. Holder should continue to have the same adjusted tax basis, holding period and accrued market discount (if any) with respect to the Notes as such Holder had immediately prior to the adoption of the Proposed COC Amendments. The remainder of this discussion assumes our position will be respected.

U.S. Holders, including non-consenting U.S. Holders, are encouraged to consult their tax advisors regarding the risk that the adoption of the Proposed COC Amendments, the receipt of the Consent Fees, or a combination thereof constitutes a significant modification for U.S. federal income tax purposes, the tax consequences to them if there were to be a deemed exchange, and the tax consequences of holding the Notes after the adoption of the Proposed COC Amendments.

Consent Fees. The U.S. federal income tax treatment of the Consent Fees is unclear. The receipt of the Consent Fee by a U.S. Holder may be characterized as either (1) an additional payment with respect to the Notes or (2) a separate fee (taxable as ordinary income) for consenting to the Proposed Amendments. Although the matter is not free from doubt, the Company intends to treat the Consent Fees as such a separate fee. Each U.S. Holder should consult its own tax advisor as to (i) possible alternative treatments of the Consent Fees and (ii) the impact of the Consent Fees on the U.S. Holder’s tax accounting in respect of the Notes.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the payment of the Consent Fees. U.S. federal income tax law also imposes “backup withholding” unless a U.S. Holder has provided its correct taxpayer identification number (“TIN”) which, in the case of a U.S. Holder who is an individual, is his or her social security number, and certain other information, and certified that it is not subject to backup withholding by completing an IRS Form W-9 or a Substitute Form W-9 or otherwise establishes a basis for exemption from backup withholding, and the Company or other applicable withholding agent does not have reason to know that the conditions to any applicable exemption are not satisfied. Certain U.S. Holders (including corporations) are not subject to these backup withholding and information reporting requirements, provided that they properly demonstrate their eligibility for exemption.

If a U.S. Holder has not provided its correct TIN and certain other information or otherwise established an adequate basis for exemption, the U.S. Holder may be subject to a penalty imposed by the IRS, and the Consent Fees paid to the U.S. Holder will be subject to backup withholding at a rate of 28%. Backup withholding is not an additional federal income tax. If any backup withholding results in an overpayment of taxes, a refund or credit may be obtained from the IRS by filing the appropriate claim for refund with the IRS provided that the required information is timely provided to the IRS.

Non-U.S. Holders

Consent Fee. Under current U.S. federal income tax law, there is uncertainty regarding whether the Consent Fees would constitute a separate fee for consenting to the Proposed COC Amendments and whether the receipt of the Consent Fees by a non-U.S. Holder, if so treated, is subject to U.S. federal withholding tax. For these reasons, tax will be withheld from the Consent Fee paid to a non-U.S. Holder at a rate of 30% unless (i) the non-U.S. Holder is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Fees is effectively connected and provides a properly executed IRS Form W-8ECI or (ii) the “Business Profits” or “Other Income” article of an applicable tax treaty eliminates or reduces the applicable withholding tax and the non-U.S. Holder provides a properly executed IRS Form W-8BEN (claiming exemption or reduction under the applicable treaty). If such withholding results in an overpayment of taxes, a refund or credit may be obtainable, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors with respect to the treatment of the Consent Fees, and the application of U.S. federal income tax withholding, including eligibility for a withholding tax exemption and refund procedures.

Modification of the Notes. Non-U.S. Holders will generally not be subject to U.S. federal income tax on account of the proposed modifications of the Notes. Non-U.S. Holders should consult their own tax advisors regarding the risk that the adoption of the Proposed COC Amendments, the receipt of the Consent Fees, or a combination thereof constitutes a significant modification for U.S. federal income tax purposes, the tax consequences to them if there were to be a deemed exchange, and the tax consequences of holding the Notes after the adoption of the Proposed COC Amendments.

Information Reporting and Backup Withholding. Backup withholding may apply to the Consent Fees paid to a non-U.S. Holder unless the non-U.S. Holder certifies its non-U.S. status on an applicable Form W-8 and the Company or the applicable withholding agent does not have reason to know that the conditions to any applicable exemption are not satisfied. In addition, the Company, the Consent Agent or other intermediary may be required to report to a non-U.S. Holder and the IRS the amount of any Consent Fees paid to such non-U.S. Holder. Backup withholding is not an additional federal income tax. If any backup withholding results in an overpayment of taxes, a refund or credit may be obtained from the IRS by filing the appropriate claim for refund with the IRS provided that the required information is timely provided to the IRS.

You may direct questions concerning the terms of the Consent Solicitation and requests for additional copies of this Consent Solicitation Statement and the Consent Letter to the Information Agent at its address and telephone number set forth below.

The Information Agent for the Consent Solicitation is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free (866)-937-2200

The Tabulation Agent for the Consent Solicitation is:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430-3775/3779

Confirmation:

(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway – Suite 404	65 Broadway – Suite 404	65 Broadway – Suite 404
New York, NY 10006	New York, NY 10006	New York, NY 10006

The Solicitation Agent for this Consent Solicitation are:

BofA Merrill Lynch

Debt Advisory

214N Tryon Street

Charlotte, North Carolina 28255

Toll Free: (888) 292-0070

Collect: (980) 338-4813